Exhibit 99.1

M-Wave Completes Sale of Assets

Company Plans to Enter Renewable Energy Business

ITASCA, IL -- (MARKET WIRE) -- 01/06/09 --  M-Wave, Inc. (OTCBB: MWAV) announced today that the Company has completed the sale of substantially all of its assets to M-Wave International, LLC, an Illinois limited liability company controlled by Joseph A. Turek, the Company's former Chief Executive Officer, and Robert Duke, the Company's former President, for $455,000.  The proceeds are net of $45,000 in funds approved by the Company's Board of Directors to be used for post-transaction activities. Pursuant to the terms of the sale, the Company will be changing its name and website in the near future. The transaction was approved by the Company's shareholders at its Annual Meeting held on December 30, 2008.

Additionally, the Company announced today that it anticipates entering the renewable energy business.

The Company also announced today the appointment of Tony Cataldo, the Company's Chairman, to the position of Chief Executive Officer and Jeff Figlewicz to serve as Vice President of Finance and Corporate Secretary. Mr. Figlewicz has served in a variety of roles within the Company since June 2004, most recently serving as Chief Financial Officer since August 2006 and as Corporate Secretary since June 2005.

Immediately following the sale of assets, Mr. Turek resigned as Chief Executive Officer and Director of the Company, Robert Duke resigned as President, Gary Castagna resigned as Director, and Glenn Norem resigned as Director.  None of the individuals who resigned had any disagreements with the Company.

The Board also appointed Michael D. Pruitt and Sade Panahi to its Board of Directors, two accomplished executives. Mr. Pruitt has been Chairman and Chief Executive Officer of Chanticleer Holdings since April 2005.  Mr. Pruitt founded Avenel Financial Group, a boutique financial services firm concentrating on emerging technology company investments in 1998. Mr. Pruitt also formed Avenel Ventures, an innovative technology investment and business development company in 2000. Between 1997 and 2000, Mr. Pruitt assisted several public and private companies in raising capital, recruiting management and preparing companies to go public or be sold. He was the CEO and President of RCG Companies, Inc. (later changed to One Travel), a publicly traded holding company listed on the AMEX. Mr. Pruitt received a Bachelor of Arts degree from Coastal Carolina University in Conway, South Carolina, where he sits on the Board of Visitors of the Wall School of Business and the Athletic Committee of the Board of Trustees. He also sits on the Board of SYZYGY Entertainment, Ltd. and Chanticleer Holdings, Inc.

Mr. Panahi has experience in the alternative energy sector.  Mr. Panahi currently runs Panahi Investments, a boutique investment firm which provides research on land that may be deployed in the alternative energy sector with a primary focus on wind and solar power.  He was formerly a Director at Mariposa Properties, Inc., a company that along with its affiliates acquire land to be used by energy companies for wind or solar development.

Actual results and the timing of certain events discussed herein could differ materially from those projected in or contemplated by forward-looking statements due to a number of factors, including but not limited to, the risk factors and other disclosures contained in M-Wave, Inc.'s annual reports on Form 10-KSB for the period ended December 31, 2007, and the other disclosures contained in documents filed by the Company with the Securities and Exchange Commission.

M-Wave's website is located at www.mwav.com.

Contact:
Dan Schustack
CEOcast, Inc. for M-Wave, Inc.
(212) 732-4300